Exhibit 11.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the inclusion in the Offering Statement on Form 1-A (the “Offering Statement”) of Energy Hunter Resources, Inc. (the “Company”) of our reports, dated October 20, 2016, and November 14, 2016, relating to the Company’s interest with respect to estimates of oil and gas reserves and future revenue thereof, as of July 31, 2016, and the information contained therein. We hereby further consent to all references to our firm, in the form and context in which such references appear, including under the heading “Experts,” in the Offering Statement.

/s/ Netherland, Sewell & Associates, Inc.

November 16, 2016

Dallas, Texas